As filed with the Securities and Exchange Commission on August 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNCOR ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	98-0343201
(State or other jurisdiction of organization)	(IRS Employer Identification Number)

112 - 4th Avenue S.W.
Box 38
Calgary, Alberta
Canada T2P 2V5
(403) 269-8100

(Address of Principal Executive Offices including Zip Code)

Petro-Canada Employee Stock Option Plan

(Full title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name and address of agent for service)

Copies To:

Terrence J. Hopwood	Adam M. Givertz
Senior Vice President and General Counsel	Shearman & Sterling LLP
Suncor Energy Inc.	Commerce Court West
112 - 4th Avenue S.W.	Suite 4405, P.O. Box 247
Box 38	Toronto, Ontario M5L 1E8
Calgary, Alberta	(416) 360-8484
Canada T2P 2V5
(403) 269-8100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Shares (1)			$265,000,000	$14,787

(1)          Represents common shares issuable pursuant to awards outstanding under the Petro-Canada Employee Stock Option Plan.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)          Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee is being offset by $14,787, which represents a portion of the dollar amount of the registration fee previously paid by Suncor Energy Inc. (previously Petro-Canada prior to its amalgamation with Suncor Energy Inc.) with respect to $2,500,000,000 of unsold securities registered on Form F-9 (File No. 333-149879), filed on March 24, 2008 with respect to which the offering has been terminated by a post-effective amendment filed on August 4, 2009.  Accordingly, the adjusted registration fee for this Form S-8 is $0.

EXPLANATORY NOTE

On August 1, 2009, pursuant to a plan of arrangement approved by the Court of Queen’s Bench of Alberta on June 5, 2009, Suncor Energy Inc., a Canadian corporation (the “Registrant”) and Petro-Canada, a Canadian corporation, amalgamated (the “Arrangement”).  Under the terms of the Arrangement, the Registrant issued replacement stock options (the “Replacement Options”) for the options (the “Petro-Canada Options”) outstanding under the Petro-Canada Employee Stock Option Plan (the “Petro-Canada Plan”).  The Replacement Options are now exercisable for common shares of the Registrant (the “Shares”) but otherwise continue to be subject to the same terms and conditions of the Petro-Canada Options for which they were exchanged, as adjusted to take the Arrangement into account.  The Registrant files this Form S-8 in order to register an aggregate offering price of up to $265,000,000 of Shares issuable upon the exercise of the Replacement Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)   The Registrant’s annual report on Form 40-F filed with the Securities Exchange Commission (the “Commission”) on March 2, 2009 (Commission File No. 1-12384).

(b)   The Registrant’s reports on Form 6-K furnished to the Commission on January 20, 2009, March 2, 2009, April 1, 2009, April 23, 2009, May 1, 2009 and July 30, 2009.

(c)   The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 1-12384) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 20, 1997, as updated by the description contained under the heading “Part I — The Arrangement—Details of the Arrangement—Share Capital of Amalco” in the Joint Information Circular and Proxy Statement, furnished as Exhibit 99.1 to the Registrant’s current report on Form 6-K (Commission File No. 1-12384), furnished to the Commission on May 1, 2009, and including any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.  Also, we may incorporate by reference our future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this registration statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “Act”), a corporation may indemnify a director or officer of the corporation, a former director of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Where that action is by or on behalf of the corporation or that body corporate, the approval of the court is also required.

In accordance with the Act, the By-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity, and the heirs and legal representatives of such a person, to the extent permitted under the Act.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Act.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

See attached Exhibit list.

Item 9.    Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, in the province of Alberta, on August 4, 2009.

SUNCOR ENERGY INC.

By:	/s/ Arlene Strom
Name: Arlene Strom
Title: Assistant Corporate Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Terrence J. Hopwood and Janice B. Odegaard as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. George	President and Chief Executive	August 4, 2009
Richard L. George	Officer and Director (Principal Executive Officer)

/s/ Bart Demosky	Chief Financial Officer	August 4, 2009
Bart Demosky	(Principal Financial and Accounting Officer)

/s/ John T. Ferguson	Chairman	August 4, 2009
John T. Ferguson

/s/ Mel E. Benson	Director	August 4, 2009
Mel E. Benson

/s/ Brian A. Canfield	Director	August 4, 2009
Brian A. Canfield

/s/ W. Douglas Ford	Director	August 4, 2009
W. Douglas Ford

/s/ John R. Huff	Director	August 4, 2009
John R. Huff

/s/ Michael W. O’Brien	Director	August 4, 2009
Michael W. O’Brien

/s/ Eira M. Thomas	Director	August 4, 2009
Eira M. Thomas

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative of the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States on August 4, 2009.

SUNCOR ENERGY (USA) INC.
Authorized Representative in the United States

By:	/s/ Janice B. Odegaard
Name: Janice B. Odegaard
Title: Assistant Secretary

EXHIBITS

Number	Title of Exhibit

4.1	Articles of Arrangement of the Registrant.

4.2

By-law No. 1 of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-149532) filed with the Securities and Exchange Commission on March 4, 2008).

4.3	Petro-Canada Employee Stock Option Plan, as amended and restated.

5	Opinion of Arlene Strom, Assistant Corporate Secretary of the Registrant, as to the legality of the Common Shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Arlene Strom, Assistant Corporate Secretary of the Registrant (included in Exhibit 5).

23.3	Consent of GLJ Petroleum Consultants Ltd.

24	Power of Attorney (included on the signatures to this Registration Statement).